QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Amendment No. 3)

COM-GUARD.COM, INC.
(Name of Small Business Issuer in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	33-0879853 (IRS Employer Identification No.)
2075 Corte Del Norte, Suite R, Carlsbad, CA 92009 (Address and Telephone Number of Principal Executive Offices)
2075 Corte Del Norte, Suite R, Carlsbad, CA 92009 (Address of Principal Place of Business or Intended Principal Place of Business)
Laughlin International, 2533 N. Carson St., Carson City, NV 89706 (800) 648-0966 (Name, Address and Telephone Number of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the registration statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	9,047,856	$.70	$6,333,499.20	$582.68

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

        The information is this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

9,047,865 SHARES

of

COM-GUARD.COM, INC.

COMMON STOCK

        Com-Guard.Com, Inc. ("CGC") is offering an aggregate of 9,047,856 shares of CGC's common stock to be sold from time to time by one or more of the selling shareholders of CGC. 6,722,864 of the shares offered are issued and outstanding and up to 2,325,001 shares are issuable upon exercise of the common stock purchases warrants previously issued to the selling shareholders. Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "CGUD." There has been only limited trading activity in our securities at this time and there can be no assurance that a regular trading market for our common stock will ever be developed. We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares. The price at which the selling shareholders will offer and sell their shares is $.70 per share.

Total Offering - 9,047,856 Shares of Common Stock
Share Price	Sales Fee (1)	Net to Sellers
$.70	$.035	$.665
$6,333,505	$316,675	$6,016,830
(1)
Based upon maximum permitted commission of 5%

        These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities involve a high degree of risk, and prospective purchasers should be prepared to sustain a loss of their entire investment. (See "Risk Factors" on page 8).

Dealer Prospectus Delivery Obligation

        Until                        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        The date of this prospectus is June    , 2003.

TABLE OF CONTENTS

PART I

PART II

Item 3.    Summary of Information and Risk Factors

Prospectus Summary

Our Company

        Com-Guard.Com, Inc. ("CGC") has a limited operating history. The principal business of CGC is the exploitation of niche products for the microcomputer industry that provide enhanced system security for both individual users and network administrator. CGC's primary products are:

  1.
  Com-Guard™, which includes unique software that enables an authorized user to prohibit use of their computer, record events, and protect and deny access to stored files and;

  2.
  Com-Guard Pro™, combines Com-Guard™ software with a patented Sensor-Card™ hardware PC board to provide the data security mentioned above with expanded system level security that guards against physical tampering, theft, site access, and unauthorized use of computers.

    Com-Guard is able to hide, encrypt, and lock down data files in what can be considered a virtual "Computer Safe™" so that if there is a security violation attempt, locally or on the net, the intruder will not be able to access the files in the Com-Guard™ protected area. CGC's Web-Guard™ product keeps unauthorized users from using their browser and therefore limit their access to the Internet.

        We were incorporated on October 7, 1998 in the State of Nevada as e-World Security, Inc. We changed our name to Com-Guard.Com, Inc. on April 16, 1999. Our address and telephone number is 2075 Corte Del Norte, Suite R, Carlsbad, CA, 92009 (760) 431-2206, Fax number (760) 431-7999.

The Offering

Maximum common stock offered of the common stock offered by this prospectus, 6,722,864 shares are currently issued and outstanding and up to 2,325,001 shares are issuable to the selling shareholders upon exercise of common stock purchase warrants previously issued to them	9,047,865
Common stock outstanding immediately prior to this offering	17,890,006	(1)
Common stock outstanding immediately prior to this offering	20,215,007	(2)

(1)
Excludes the 2,325,001 shares subject to the common stock purchase warrants that are being offered in this prospectus.

(2)
Includes the 2,325,001 shares subject to the common stock purchase warrants that are being offered in this prospectus.

Use of Proceeds	The proceeds will go directly to the selling shareholders. None of the proceeds will be available to CGC.

Summary Balance Sheet Data

	June 30, 2002	March 31, 2003
Current Assets	$390,809	$634,164
Other Assets	16,786	0

Total Assets	$407,595	$634,164

Total Liabilities	$3,435,347	$809,391
Total Stockholders' Deficiency	(3,027,752)	(175,227)

Total Liabilities and Stockholders' Deficiency	$407,595	$634,164

Summary Statement of Income

	Year Ended June 30, 2002	Nine Months Period Ended March 31, 2003
Net Sales	$10,028	$63,451
Operating Expenses	2,081,409	1,429,747
Other (Expense)	(30,574)	(600)
Taxes	800	0

Net Loss	$(2,102,755)	$(1,425,541)

NOTE:

        As of March 31, 2003, we had working capital deficiency of $175,227, a stockholders' deficiency of $175,227. Net Cash used in Operating Activities for the year ended June 30, 2001 was $462,383, for the year ended June 30, 2002 was $283,363 and for the nine months ended March 31, 2003 was $1,018,007. Our auditors have expressed uncertainty as to our ability to continue as a going concern. They cite the minimal capital resources available to meet existing and anticipated obligations. To successfully execute its strategy CGC will need to improve its working capital position. CGC will need to raise additional funds to fully develop it business. There can be no assurance, however, that we will be able to complete any additional debt or equity financing on favorable terms or at all, or that such financing, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financing could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on CGC.

Risk Factors

Risks Relating to Com-Guard.Com, Inc.

        Our business is capital intensive and will require additional financing which will result in dilution to existing shareholders which would in turn reduce the share price of earlier issued shares

        Our operations are capital intensive and growth will consume a substantial portion of available working capital. We may require additional capital in order to fund are operations. We do not have any commitments for additional financing and there can be no assurance that such additional funding, if required, will be available, or if available, will be available upon favorable terms. With respect to our ability to obtain financing on favorable terms, we do not have significant assets to serve as loan collateral. Still further, we presently do not have a sufficient cash flow to qualify for reasonable debt financing. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Accordingly, such dilution would reduce the share price of the earlier issued shares.

        Lack of operations, positive cash flow and profitability may continue which will affect our ability to remain in business

        As of March 31, 2003, planned principal operations have commenced. As such we have a limited history of operations, the generation of positive cash flow or profits in the industries in which we participate. If we do not generate positive cash flow and hence become profitable, we may not be able to remain in business.

        Uncertainty of commercial success may affect our ability to remain in business

        With respect to our revenue and profitability prospects, we may not be able to achieve commercial success with our Com-Guard product. Furthermore, the computer industry is characterized by rapid change and growth. Accordingly, we may not be able to keep up with the pace of technological change or fund its growth. If we fail to achieve commercial success, we will continue to suffer net losses and we will have to go out of business.

        Competition may have an adverse effect on our business

        We are subject to competition from other companies that may try to emulate or compete with similar products or services. These competitors have been in the business longer than us and may have large executive and operating staffs. Our prospects may be adversely affected by competition from these companies. The introduction of similar or superior products by current or future competitors could have a material adverse effect on our business and financial condition.

        Dependence on management will affect our profitability

        Future success depends on the continued services of Dr. Edward W. Savarese, Chief Executive Officer and Joe Sigismonti, President and Chief Operating Officer. While we intend to enter into customary employment agreements with each of them, the loss of any of their services would be detrimental and could have a material adverse effect on the business, financial condition and results of operations. Future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on the business, financial condition and results of operations.

        Dependence on proprietary technology and risks of third party infringement claims could adversely affect our business and results of operations

        Although we have received patent protection, that our measures to protect our current proprietary rights may be inadequate to prevent misappropriation of such rights or that our competitors will not independently develop or patent technologies that are substantially equivalent to or superior to our technologies. Additionally, although we believe that our products and technologies do not infringe upon the proprietary rights of any third parties, that third parties may assert infringement claims against products and technologies that we license, or has the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect our business and results of operations. In addition, though any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with litigation or other resolution of such claims could materially and adversely affect our business and results of operations.

        The results of research and development efforts are uncertain and we may not be able to compete effectively in the marketplace

        We will need to make significant research and development expenditures to remain competitive. While we perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, the resulting products may not achieve market acceptance and these products may not compete effectively with products of competitors currently in the market or introduced in the future. If we are unsuccessful in the marketplace, it may affect our ability to remain in business.

        Reliance on third party technologies may result in a decreasing demand for ur products and our ability to remain in business affect the value of your investment

        Our software products are designed to run on multiple operating systems and integrate with security products from other vendors. Businesses in the corporate market may not adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, the business, results of operations and financial condition could be materially and adversely affected. If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the new operating systems delay the purchase of products, future net revenues and operating results could be materially adversely affected. Additionally, as hardware vendors incorporate additional server-based network management and security tools into network operating systems, the demand may decrease for some products, including those currently under development. In the event such demand decreases, we will continue to suffer net losses and we will have to go out of business.

        Our auditors have expressed doubts about our ability to continue as a going concern which may result in the loss of your entire investment

        In preparing our audited financial statements, our auditors have expressed doubts about our ability to continue as a going concern. If we discontinue operations, you will lose your entire investment.

Risks Relating to Our Common Stock

        Because our common stock has just recently been listed on the NASD OTC Bulletin Board there can be no assurance that a regular trading market for our common stock will ever be developed and as such the investors must be able to bear the financial risk of losing their entire investment

        Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "CGUD." There has been only limited trading activity in our securities at this time and a regular trading market for our common stock may never be developed. We do not know if a market for our common stock will be established or that, if established, a market will be sustained. Therefore, investors should realize that they may be unable to sell our common stock if they purchase it. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

        Since a significant portion of our common stock is being registered and may be available for resale, a significant overhang on the market could depress the market price of our stock which will reduce the value of your investment

        Following the effective date of this registration statement, a maximum of 9,047,865 shares of our common stock will be eligible for resale to the public. This amount of common stock represents a significant overhang on any market that may develop for our common stock. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common stock could be dramatically depressed which will result in a reduction of the value of your investment.

        Lack of dividends may affect the value of your investment when compared to comparable stock which does pay a dividend

        We have never paid a cash dividend on our common stock. We are not obligated to pay a dividend on our common stock and do not anticipate payment of any dividends for the foreseeable future. We anticipate retaining our earnings to finance our operations, growth, and expansion. The value of your stock may be reduced in that prospective buyers may prefer a stock which does pay a dividend.

        Potential volatility of stock price will affect the value of our common stock

        There can be no assurance that an active public trading market can be established or sustained. Furthermore, if a regular trading market for the common stock is established, the shares could be subject to significant fluctuations in response to operating results and other factors, many of which are not within our control. Accordingly, you may not be able to obtain a satisfactory price for your shares if you need to sell some or all of your shares at a time when the shares may be depressed.

Forward Looking Statements

        This prospectus contains statements about our future operations which involve risks and uncertainties. Our actual results could differ in significant ways from our anticipated future operations due to many factors, including the "Risk Factors" beginning on page 7. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in this prospectus including its detailed information and the financial statements and the accompanying explanatory notes before making an investment decision.

Item 4. Use of Proceeds

        CGC is not selling any of these shares and accordingly, will not receive any of the proceeds from the sale of the shares. However, there are currently 2,325,001 warrants outstanding at an exercise price of $0.70 per share. In the event all of the warrants are exercised we would receive a total of $1,627,500. It is unlikely that all of the warrant holders would convert at the same time, therefore, proceeds would likely be received at various times. Historically, it has been demonstrated that all warrant holders do not exercise their respective warrants at the same time due to the individual financial circumstances of the respective warrant holders. Still further, in that the current market price of the CGC common stock is $0.26 and the exercise price of the warrants is at $.70 per share, the warrant holders are expected to refrain from exercising their warrants until such time as the CGC common stock share price approaches or exceeds the exercise price. Proceeds from the potential exercise of these warrants would be used for general working capital.

Item 5. Determination of Offering Price

        The market price of the stock was established by reference to the $.70 per share exercise price of the warrants. The price of the warrants was established as part of a Regulation D, Rule 504 Offering that was undertaken in two phases. Each phase consisted of the purchase of a share at $.35 and the granting of a warrant for each two shares purchased at an exercise price of $.70 per share. The first phase of this Offering was undertaken during July 31, 2002 through August 9, 2002. The second phase of the Offering was completed during December 2002. The actual share certificates were issued on March 4, 2003. The selling shareholders who paid $.35 per share are listed as Nos. 1 - 28 on the table set forth below in Item 7 entitled "Selling Security Holders."

        During December 2002, a selling shareholder (Shareholder No.30 on the below listed table) cancelled a $600,000 debt at $.70 per share and Shareholder No. 32 cancelled a $125,000 debt at $.70 per share. On January 7, 2003, Shareholder No. 30 cancelled a $33,000 debt at $.35 per share. Further, on January 7, 2003, shares were issued to various consultants at both $.35 per share and $.70 per share (Shareholders Nos. 29, 30, 33 - 37).

Item 6. Dilution

        We are registering unissued shares in this registration statement that will be issued upon the exercise of the common share purchase warrants previously issued to the selling shareholders. Dilution would not occur as a result of any shares being sold by the selling shareholders that are presently issued in this registration statement. Dilution would, however, occur upon the issuance of the shares at a later date via the exercise of the warrants.

Item 7. Selling Security Holders

        The securities are being sold by the selling security holders named below. The table indicates all the securities which will be available for resale. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. CGC will not receive any proceeds from the sale of the securities.

Name of Selling Shareholder		Amount of Shares of Common Stock Owned by Selling Shareholders After the Exercise of all Warrants Before the Offering	Percentage Ownership in Excess of 1% of Issued and Outstanding Shares of Common Stock Including Exercise of All Warrants (20,215,007 shares)	Amount of Shares of Common Stock to be Offered by the Selling Shareholder after the exercise of all Warrants	Percentage Ownership in Excess of 1% of Issued and Outstanding Shares of Common Stock if all Offered Shares are Sold
1.	Warren Arthur	112,000		112,500
2.	Bomoseen Associates, L.P.(1)	2,325,001	11.5	2,325,001
3.	Lang Elliot	225,000	1.11	225,000
4.	Gabriel Ferrer	225,000	1.11	225,000
5.	Norman Getz	450,000	2.22	450,000
6.	Zachary Gomes	255,000	1.11	225,000
7.	H. Eugene Graves	225,000	1.11	225,000
8.	Bill and Pamela Hickey	450,000	2.22	450,000
9.	Kim Hickey	112,000		112,500
10.	vFinance Investments, Inc.(2)	175,000		75,000
11.	William and Ann Jackson	150,000		150,000
12.	Lisa Johnson	4,000		4,000
13.	Gerald Jones	450,000	2.22	450,000
14.	Charles Leithauser Revorable Trust(3)	225,000	1.11	225,000
15.	Lewis Levenstein	18,000		18,000
16.	Dickerson Family Living Trust(4)	337,500	16.6	337,500
17.	Eric Rand	221,000	1.09	221,000
18.	Stacey Santoli	2,000		2,000
19.	Marc Siegel	25,000		25,000
20.	Bryan Smith	450,000	2.22	450,000
21.	David Stein	55,000		55,000
22.	Pieter Van Leeuwen Boomkamp	225,000	1.11	225,000
23.	Ronald Stewart	112,500		112,500
24.	Roger Sansom	225,000	1.11	225,000
25.	Bradshaw Taylor Ltd. DRBS Trust(5)	112,500		112,500
26.	Shalica Investment Holdings Ltd.(6)	112,500		112,500
27.	CEG International, S.A.(7)	112,500		112,500
28.	Patrick Larbuisson	112,500		112,500
29.	Carmine J. Bua (9)	328,572	1.62	178,572
30.	Software Technology, Inc.(8)	857,142	4.24	857,142
31.	Edward W. Savarese(10)	4,178,572	20.67	178,572	19.7
32.	Joseph Sigismonti(11)	121,929		71,429
33.	Gerry B. Berg(13)	71,429		71,429
34.	Allan F. Miller(12)	35,715		35,715
35.	Woo Young Kim	94,286		94,286
36.	Mark Osman	477,858	2.36	42,858	2.15
37.	Mark Baum	42,858		42,858

	TOTAL SHARES	11,578,740		9,047,856

(1)
Theodore Stern is the ultimate beneficial owner for these shares.

(2)
This shareholder is a broker-dealer which is a wholly owned subsidiary of V Finance, Inc. which is a public company listed on the NASD OTC Bulletin Board under the symbol "VFIN."

(3)
The minor children of Charles Leithauser are the ultimate beneficiaries for these shares.

(4)
The minor children of the Dickerson family are the ultimate beneficial owners for these shares.

(5)
Mark Taylor is the ultimate beneficial owner for these shares.

(6)
Stephan Biver is the ultimate beneficial owner for these shares.

(7)
Stephan Biver is the ultimate beneficial owner for these shares.

(8)
Mr. Woo Young Kim is the controlling shareholder of this corporate shareholder. Mr. Kim acts as a consultant to CGC in the specific areas of licensing, procurement and technology development. He also assists CGC in locating prospective suppliers and out sourcing production facilities.

(9)
This shareholder is the corporate attorney for CGC.

(10)
This shareholder is the Chairman of the Board and Chief Executive Officer of CGC.

(11)
This shareholder is the President of CGC.

(12)
This shareholder is the Vice-President of Engineering.

(13)
This shareholder is the Vice-President and CFO of CGC.

Item 8. Plan of Distribution

        The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

        Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of CGC. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities.

        In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

        One of the selling security holders, V Finance, Inc. is a broker-dealer and is deemed to be an underwriter.

        The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such a loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange-traded, listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

        In addition to, and without limiting the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, "Regulation M," which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

        There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

        The securities offered by this prospectus will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by section 4(1) of the Securities Act or Rule 144 thereunder.

        All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

Item 9. Legal Matters

        There are currently no pending or threatened legal proceedings which involve CGC or against any of our officers or directors as a result of their capacities with CGC.

        The legality of the issuance of the shares offered hereby will be passed upon for us by the Law Offices of Carmine J. Bua of San Diego, California (Exhibit No. 5).

Item 10. Directors, Executive Officers, Promoters and Control Persons

        The following information reflects the background and experience of the directors and officers of the Company. The term of office for each director is one year. The officers of the Company work a minimum of 40 hours per week on CGC business.

Name	Age	Position	Served Since
Edward W. Savarese	55	Chairman, Chief Executive Officer	Inception
Edward H. Currie	61	Director	June 25, 1999
Irwin Roth	71	Director	January 2, 2003
Joseph Sigismonti	61	Director and President	September 1, 2002
Gerry B. Berg	56	Director, Vice President and CFO	September 1, 2002
Alan F. Miller	49	Vice President and CTO	September 1, 2002
Nolan Bushnell	60	Director	March 21, 2003

        Dr. Edward W. Savarese is the founder of CGC and has been a director and Chairman of the Board of Directors since its inception. He held the position of Chief Executive Officer of Imaging Technologies Corporation (formerly Personal Computer Products, Inc.) from 1982 to 1998. From 1981 to 1982, he was director of sales for SofTech Microsystems. His responsibilities included establishing and supervising an international sales organization for marketing a microcomputer operating system. From 1978 to 1981, Dr. Savarese was employed by Hewlett Packard Company, first as a sales representative for computer products, and later as district sales manager supervising a sales force in the marketing of mini- and microcomputers. Dr. Savarese holds a Doctorate degree from Columbia University, Teacher's College, with specialization in educational technology and software and systems design. He also holds a Master of Science in administration and management from Pace University.

        Dr. Edward H. Currie has been a director of CGC since June 25, 1999. He has more than twenty years of senior management experience in domestic and international microcomputer-related software publishing and hardware manufacturing. Since 1988, Dr. Currie has been president and chief executive officer of ImageSoft, Inc., an international software publisher. From 1981 to 1988, he was chairman, president, and chief executive officer of Lifeboat, a software publishing company. From 1978 to 1981, Dr. Currie served as vice president of product management for the Microsystems Division of Pertec Computer Corp., a supplier of magnetic tape storage devices and microcomputer peripherals. From 1975 to 1978, he was Executive Vice President and General Manager for MITS, the creator of the first microcomputer personal computer, which was subsequently acquired by Pertec. Dr. Currie is a co-founder of PC Magazine, the largest circulation magazine on the personal computer. He also is the founder of C++ Journal and publisher of The PostScript Journal. He has published many articles, including technical articles in U.S. and international trade magazines. He holds BSEE, MS Physics, and Ph.D. Physics from the University of Miami.

        Irwin Roth was appointed a director of CGC on January 2, 2003. He is also currently the CEO and Chairman of V Entertainment, Ltd., On-line Entertainment Network, Inc. and GlobalNet Systems, Ltd. Mr. Roth has been a practicing attorney for over 40 years in New York City, where he specializes in securities and entertainment law. In past years, he has served as a director and officer of numerous companies and is presently Chairman and CEO of Color Q, Inc. Mr. Roth received a B.A. degree in Political Science in 1952 and a Juris Doctor degree in 1955 from the University of Michigan.

        Joseph Sigismonti serves as a director and President and Chief Operating Officer for CGC. He has been actively involved in the development, marketing, and sales of computer systems and related products for over 30 years. As an electronics engineer, sales representative, line manager, and corporate executive, he has a proven track record in such well-known companies as McDonnell Douglas, Hewlett Packard, Scientific Atlanta, and Perkin Elmer. Mr. Sigismonti has developed and directed large, high-technology marketing and sales forces worldwide. He has held positions as Vice President of sales and marketing; Vice President of worldwide sales; and Executive Vice President of operations in companies serving various high-technology markets. Additionally, he was a principal and founder of companies providing services in sales/marketing management training/consulting and import/export of electronic products. Mr. Sigismonti received his Bachelor of Science degree in electrical engineering from Pennsylvania State University.

        Gerry B. Berg serves as Vice President and Chief Financial Officer for CGC. Mr. Berg is an experienced financial manager. He has many years' experience serving as a financial consultant to private and public companies and in executive capacities, including chief financial officer, for publicly traded companies, including Imaging Technologies Corporation and Greenland Corporation. Mr. Berg is a Certified Public Accountant and served six years with Deloitte+Touche. He holds a Bachelor's degree in accounting from Walsh College.

        Alan F. Miller serves as Vice President and Chief Technical Officer for CGC. He has over 20 years of engineering experience. He has held a variety of high technology engineering positions since 1980 for companies including Continental Controls Corporation, Data Electronics, Inc., Imaging Technologies Corporation (formerly Personal Computer Products, Inc.), Internet Magic, Inc., and Staff Training Solutions. He has worked on a variety of products and technologies, including: component level testing for national defense systems, analog and digital turbine controls, memory products, robotics, laser printers, facsimile machines, internet technologies, etc. In 1984, he received a Bachelor of Science degree in computer science from National University in San Diego.

        Mr. Bushnell was appointed a director of CGC on March 21, 2003. He is the founder and currently the CEO of uWink.com, Inc., a provider of Internet-networked games and e-commerce terminals to retail establishments such as airports, bars and restaurants. Mr. Bushnell, considered the "Father of the Video Game Industry," is best known as the founder of Atan Corporation and Chuck E. Cheese's Pizza Time Theater. Mr. Bushnell received his B.S. in electrical Engineering in 1968 from the University of Utah where he is a "Distinguished Fellow" and also attended Stanford University Graduate School.

Item 11. Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of the date of this prospectus, regarding the beneficial ownership of CGC's common stock by (i) each person who is known to CGC to own beneficially more than five percent (5%) of the outstanding shares of the common stock of CGC, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

	Name of Beneficial Owner	No. Shares	% Ownership(1)
1.	Edward W. Savarese 2075 Corte del Norte Carlsbad, CA 92009	4,178,572	23.35%
2.	Edward H. Currie 657 158th Street Whitestone, NY 11357	75,000	0.41%
3.	Joseph Sigismonti 21132 Calle Ocaso Lake Forest, CA 92630	121,929	0.68%
4.	Alan F. Miller 2075 Corte del Norte Carlsbad, CA 92009	60,715	0.33%
5.	Gerry B. Berg 2075 Corte del Norte Carlsbad, CA 92009	71,429	0.39%
6.	Irwin Roth 2075 Corte del Norte Carlsbad, CA 92009	50,000	0.27%
7.	Nolan Bushnell 5443 Beethoven Street Los Angeles, CA 90066	25,000	0.14%
8.	Woo Young Kim together with his control Software Technology, Inc. Dongwood Bld 784-13 Seoul, Korea 35-080	1,356,428	7.58%
9.	Theodore Stern as the beneficial owner of Bomoseen Associates, L.P. One PPG Plaza, Suite 2970 Pittsburgh, PA 15222	2,325,001	12.45%
10.	All Officers and Directors as a Group	4,582,145	24.54	%(2)

(1)
For the shareholders Nos. 1-8 and 10, assumes that these owners exercise their warrants but no one else does. In that none of these shareholders own any warrants their respective percentge ownership is based upon a total of 17,890,006 shares of common stock that are presently issued and outstanding.

(2)
With respect to this shareholder, his percentage ownership is based upon the exercise of his warrants for the purchase of 775,001 but assumes that no other owners exercise their warrants.

Item 12. Description of Securities

        The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        General:    We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As of May 15, 2003, there were 17,890,006 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

        Voting Rights:    Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

        Dividend Policy:    All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

        Miscellaneous Rights and Provisions:    Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

Preferred Stock

        General:    CGC is also authorized to issue preferred stock in such amounts as may be determined by the Board of Directors. The preferred stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as CGC's Board of Directors may determine. There are no preferred shares outstanding.

        Dividends, Voting, Liquidation and Redemption:    Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

        Shares Eligible for Future Sale:    We have outstanding an aggregate of 17,890,006 shares of our common stock. Of the total outstanding shares, the 6,722,864 shares to be sold by the selling shareholders are presently issued and a maximum additional 2,325,001 share may be issued pursuant to the exercise of warrants all of which will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. Of the remaining 11,167,142 shares of common stock held by existing stockholders, all 11,167,142 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

        In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

        Further, Rule 144A as currently in effect, in general, permits unlimited resale of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

        As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

        Shareholders:    As of June 15, 2003, there are approximately 185 holders of CGC's common stock.

        Transfer Agent:    The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

Item 13. Interest of Named Experts and Counsel

        Our audited financial statements for the years ended June 30, 2002, and June 30, 2001 have been included in this prospectus in reliance upon the report (which contains an explanatory paragraph relating to CGC's ability to continue as a going concern is described in Note 12 to the financial statements) of Weinberg & Company, P.A., 1875 Century Park E, Suite 600, Los Angeles, CA 90067, Independent Certified Public Accountants, as experts in accounting and auditing.

        The validity of the shares of common stock offered by this prospectus will be passed upon by Carmine J. Bua, III, Esq., 3838 Camino Del Rio North, Suite 333, San Diego, California 92108.

        Mr. Bua is a selling shareholder who received a total of 178,572 shares of common stock at $.70 per share in consideration of the cancellation of a $125,000 debt for earlier rendered legal services.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

        We are a Nevada corporation and are governed by Chapter 78 of the Nevada Revised Statutes. Nevada Revised Statutes 78.7502, 78.751 and 78.752 (the "Statutes") provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the statutes.

        Article V of CGC's By-Laws provides "The corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 15. Organization within Last Five Years

        CGC was originally incorporated on October 7, 1998 as e-World Security, Inc. We changed our name to Com-Guard.com, Inc. on April 16, 1999. Since inception, CGC has not been a party to any transaction or proposed transaction wherein any director, executive officer, nominee for election as a director, security holder named herein in the paragraph entitled "Security Ownership of Certain Beneficial Owners and Management" or any member of the immediate family (including spouse, parents, siblings and in-laws) of any of the above mentioned persons, was or is to be a party, in which the above mentioned persons had or is to have a direct or indirect material interest.

        CGC has now begun its products that are under development. There have been no bankruptcies, receiverships or similar proceedings associated with the Company. The name was changed from e-World Security, Inc. to Com-Guard.com, Inc. to clarify and better reflect the nature of the business and market the Company serves.

Item 16. Description of Business

        Under this section we are providing detailed forward looking statements regarding our business plan. Investors should note that we have not made significant strides toward implementation of many of the initiatives described in this section, including hiring a sales and marketing team, securing sufficient funding, completing development of our product line, and recruiting third party agents to market our products, among other planned initiatives. Failure to execute any of these objectives could have a material adverse effect on our business, operations and financial condition any of which may lead to the partial or complete loss of your investment.

Summary of CGC's Business and Products

        CGC provides a group of products:

        CGC, provides users of personal computers with (1) Internet security, (2) file and hardware security, and (3) internal facility security.

        The Com-Guard Pro™ system monitors a computer or network and detects, through proprietary software and hardware, unauthorized attempts to use, tamper with, or remove data or equipment. The system is designed to generate an alarm and a message, which can be sent to pagers, telephones, other computers, PDA's and other electronic receiving devices.

        The market for CGC's products consists of individual users and industry. The popularity of the Internet has created a need for both data security and access limitations. Limiting access to sensitive and/or confidential files has grown to be a need for all users of microcomputers.

        The basis for our beliefs are derived from published data released from The Computer Industry Almanac, International Data Corporation (IDC), The Us National Security Agency, and Forbes Magazine. CGC is not funded or otherwise affiliated with these sources.

        Home automation, including systems to provide "internal" security to certain areas of a home or office, represents an additional market for CGC. The system, installed in a PC, has the ability to function as an internal home security system, controlling a series of sensors to protect against theft and intrusion, and can be utilized for child safety, etc.

        CGC is managed by experienced individuals who have worked in the microcomputer industry for many years.

        CGC has begun marketing efforts on Com-Guard and Com-Guard Pro products. Channels of distribution are being established in the United States, Canada and Europe. Moving forward, marketing relationships with manufacturing representatives to address enterprise applications and OEM prospects are in the initial stages.

  The Product

        Com-Guard is a PC-based hardware/software system. It provides features to provide security for computers, networks, and home/office environments.

        Protection from computer tampering and theft:    Over $8 billion of computers are stolen annually. Com-Guard Pro™ provides an internal sensor in the computer, which enables an alarm to inform the user of any movement of the system. The system can be enabled remotely with a "clicker" device similar to that used in automobile alarm systems, which can be carried on a key chain.

        Protection of valuable PC components from tampering and theft:    While billions are lost annually due to theft of computers, substantial theft is attributable to tampering and theft of components, such as mice, memory, disk drives, keyboards, etc. The Com-Guard Pro™ system detects any vibration of the system, and provides a warning alert to the owner of the system.

        Prevent unauthorized access to PC:    Unauthorized access to a PC can range from children logging onto Internet sites without parental knowledge or permission, to office co-workers accessing confidential and sensitive files from a PC without the user's knowledge or consent. Com-Guard™ software allows the user to place applications, directories, and/or files in a secure location that simulates a "Computer Safe™" where all access is denied without a valid password (combination). Additionally, Com-Guard provides a log of all attempts at unauthorized access.

        Internal home/office security features:    Com-Guard Pro™, through interconnected sensors (heat, motion, video, etc.) can serve as a central internal security system. The same alarm capabilities and event logging features of the basic PC security system are enabled in an environment that protects the entire environment. The end user can connect a motion detector, video camera or other security products that will be provided by the Registrant, to the connectors on the back of the Com-Guard Sensor-Card™ hardware.

        Battery backup:    In the event of power failure or deliberate disconnection of the computer, Com-Guard continues to operate with its own battery backup on the power source.

        Remote notification:    Com-Guard alarm messages can be routed to remote devices such as pagers and telephones.

        Com-Guard products are offered in several configurations depending upon the need of the individual customer. CGC will initially offer three products: (1) Com-Guard Pro version, including Com-Guard's patented Sensor-Card™ hardware and Soft-Guard™ software; (2) Com-Guard-network version, including Com-Guard hardware, Soft-Guard, and network client/server software; (3) Com-Guard-software only; and (4) Web-Guard—a software package to provide limiting access to the browser will be free.

The Market

        The U.S. personal computer industry consists of thousands of computer manufacturers, assemblers, OEMs, and peripheral/parts producers. Their products are sold and supported by a variety of distributors, resellers, systems integrators, retail merchants, and service companies. Saturating markets and increasing competition is forcing vendors to seek new users in homes, small businesses and classrooms with revamped marketing strategies and lower cost computers. The information on the size of the PC Computer Industry and network market is considered pertinent because the Registrant cannot sell and install a Com-Guard board and its related software unless there are Personal Computers that are installed.

        In 2001, the worldwide number of PCs-in-use topped 600 Million units. In the next six years, this number will nearly double to over 1.15 Billion PCs-in-use by year-end 2007 for a compound annual growth of 11.4%. The U.S. has the largest number of PCs-in-use with 175 Million at year-end 2001, and will increase by 6.2% per year to reach 251 Million units in 2007. Despite yearly PC sales of over 40 Million units in the U.S., the annual increase in PCs-in-use will grow by over 13 Million per year due to over 70% PC replacement rates.

        Networking continues to have a profound effect on the PC industry, from local area networks (LANs) and wide area networks (WANs) to the Internet and Intranets. Networking and client/server technologies have enabled the personal computer to play a greater role in mission-critical business functions. This expands the value of the PC to companies and reduces the status of legacy mainframe and midrange systems, while, at the same time, exposing a company and/or its data to Cyber-attacks. LAN functions are graduating from traditional print sharing, file transfer, and e-mail uses to transaction processing, management support, and Internet access applications. Users are also seeking to link LANs to wider areas to accommodate regional offices and to provide remote access to home workers.

        This "connectivity" fuels the growing concern regarding file and data security. According to International Data Corporation ("IDC"), over half of business PCs in the United States are now connected via a LAN. This number reaches as high as 80 percent when speaking about organizations with more than 100 employees. The Internet is, in a sense, the widest area network and is creating a revolution in the way PCs are used both by businesses and individuals.

        The PC security industry has come into prominence recently, as a result of the newly recognized threat of cyber-terrorism. Corporate data, once reasonably secure when companies used their own internal computers and networks, have come under increasing threats as more transactions and communications between companies take place over the Internet and Wide Area Networks (WANs). Mike McConnell, former Director of the U.S. National Security Agency, expresses the point concisely in a July 2001 Red Herring Special Report on Digital Security when he speaks to the need for improved security of computers and data from cyber-attacks stating that "The United States is more networked than anyone else, and more vulnerable".

        The Internet security software market has been robust with sales of security software in 2000, rising 33 percent to $5.1 Billion, outpacing the general software market, which grew 12 percent for the year. The Internet has made access to corporate data easier making the threat of data theft and or tampering a real and rising issue for businesses large and small alike. Forbes magazine reported that 85 percent of US corporations had at least one "network" breach costing a total of at least $10 Billion, aggregately.

        Fueled by the proliferation of the personal computer and Internet use, the market for Com-Guard's products is substantial. In 2000, over $5.1 Billion was spent on Internet Security software by individual computer users and corporate entities. According to International Data Corporation, this number is expected to grow to $14 Billion by the year 2005, a compounded annual growth rate of 23%.

        Major vendors are beginning to target small businesses, which form the least penetrated, fastest growing business sector. Market drivers include the improved availability of PCs in consumer outlets at attractive prices and new efforts by major vendors to address the problems faced by these companies, most of which have limited resources and technical know-how. Sales to the more than 6 million firms with less than 100 employees in the United States constitute the largest share of shipments to the business sector, rising to an estimated 42 percent by the year 2000. The small business sector represents more than 60 percent of business employees.

        A recent IDC survey of businesses revealed that security is of paramount concern in the enterprise. Increased use of the Internet and corporate growth are among the most significant business drivers for adding security; and there was little evidence that these pressures would change over the next several years.

        The IDC survey also covered the priority given by respondents to securing assets. Other than virus protection, which has been addressed by dozens of products over the past few years, the most important concern was corruption of data and unwanted disclosure of data.

        Finally, the IDC report indicated a general dissatisfaction with the usability and integration of current security technologies, which represents an opportunity for Com-Guard and associated technologies.

  Business Strategy

        CGC's fundamental strategy is to position its Com-Guard product as a preferable method of PC security to end-users, businesses, and institutions worldwide. CGC intends to be the leader in:

  1.
  The DETECTION of unauthorized activities such as attempts to tamper with or steal equipment and/or access stored information with proper identification.

  2.
  The PROTECTION of the physical system and data security of the files that the user elects to safeguard from all who try to access the information without valid authority by placing files in a virtual "ComputerSafe™" (a protected area of the disk drive that is highly secure).

  3.
  The immediate NOTIFICATION of the legal user of the event with some detail of the violation attempt.

        Production of the product and inventory procurement have been arranged with the original Korean developer/manufacturer. The Korean developer/manufacturer will be used to manufacture the Com-Guard product, assuming that price and delivery will be agreed to by both parties.

        Management believes that its costs will remain competitive with alternative sources of supply. In any case, CGC does not, at this time, plan to build its own manufacturing capability and will continue to outsource CGC inventories. The principal supplier as mentioned, will be Guardtec, Inc. CGC believes that there are many contract manufacturing companies that would bid on manufacturing the CGC's product.

        Guardtec has been the logical manufacturer of choice for the hardware PC board used in the Com-Guard Pro product. However, CGC is equally able to manufacture the product anywhere we deem appropriate. Com-Guard software development has been developed in the U.S. Except for Korea, CGC has worldwide manufacturing and marketing rights to the hardware and underlying software. Material customers for the products can be found nearly everywhere in the world.

        End-user marketing will focus on providing a limited version of the product over CGC's Internet site. In this way, the product is exposed to a broad sector of the market that would match the profile of our consumer. Customers could order broadened feature sets of the product direct from CGC, or from resellers, who might stock the product in stores.

        CGC will be made available to selected resellers either as a branded product or under private-label arrangements. The product would be merchandised for sale with new computer systems or as an add-on product to existing PC owners. CGC intends to use standard distribution such as major distributors, specialty distributors in the enterprise area and computer resellers located throughout the United States.

        CGC's sales force will be primarily comprised of manufacturer's representative firms throughout the US and Europe. They will be responsible for selling direct to business and commercial accounts' principally Fortune 1000 companies and the like whose needs for the product have been validated by the research.

        CGC will plan and execute an integrated advertising public relations campaign to promote CGC, including participation in trade shows and seminars, and frequent use of consumer and trade publications.

Intellectual Property.

        CGC has a patent in the United States (Application number 09/030,993), which covers the implementation of Com-Guard hardware. Copyright applications will be filed on all software developed for the system. The Intellectual Property covers the use of a hardware board which has a device to determine when the computer had been moved or tampered with. CGC has spent approximately $862,000 on research and development.

Competition

        While many security products for the PC are available, most are either inadequate or too costly for general consumption and use. Most products are either costly "firewall" systems for Internet management, or software products that rely on complex encryption technologies or password protection, which has proven both cumbersome and inadequate. Furthermore, existing technologies do not combine the features of data security as well as theft protection; and no PC product combines the features of Com-Guard along with an interior security system (for home or office).

        The are many computer security products in the market; however none have been identified that offer as complete a set of functionality as that of Com-Guard's products. A customer would be required to buy several independent products to cover the features of CGC's offerings; therefore, we believe a product from any one competitor would be inadequate and the sum total of costs associated with the purchase of multiple disjointed products would be too costly and inconvenient to implement for the average user.

        Firewall products are designed to keep out potential intruders and encryption products are used to scramble or otherwise render data "unreadable." Com-Guard was designed to detect an intrusion and notify the owners. The Soft-Guard product coupled with Com-Guard will detect unauthorized use, report the intrusion and prevent the unauthorized intruder from accessing data in the Com-Guard protected area, using Soft-Guard.

        We believe CGC's products are unique in their integration of different classes of protection services that detect, protect, log, and notify users of internal or network based confidential data attacks. In addition, attempted activities such as unauthorized use, tampering, computer movement, or physical site intrusion. Products offered by CGC complement but do not replace offerings from larger companies that supply Internet based authorization, anti-virus and firewall protection products.

        CGC's management has extensive experience in outsourcing computer hardware products and believes that there is a lot of competition for manufacturing computer related hardware boards. The components on Com-Guard hardware boards are widely available from multiple manufactures.

        Companies generally compete by advertising product features and having products tested by independent product reviewers and testing companies. CGC will pursue these avenues for competing with their products.

Patents, Trademarks and Proprietary Technology

        CGC has a patent in the United States (Application number 09/030,993), which covers the implementation of Com-Guard hardware. Copyright applications will be filed on all software developed for the system. The Intellectual Property covers the use of a hardware board which has a device to determine when the computer had been moved or tampered with. CGC has spent approximately $862,000 on research and development.

Employees

        We presently have a total of (9) employees, of whom four (4) were in corporate administration and finance, two in engineering and research and development, and three in sales and marketing.

        For the first years ended June 30, 2000, June 30, 2001 and June 30, 2002 and due to lack of overall operating cash CGC retained its staff through consulting agreements and accrued fees. Initial payroll and employees commenced on September 1, 2002. Consulting services were for executive services, legal and accounting, engineering and sales and marketing. Accrued consulting fees for the year ended June 30, 2000 was $510,000, accrued consulting fees for the year ended June 30, 2001 was $1,130,300 and accrued consulting fees for the year ended June 30, 2002 was $2,215,850. The following list names the parties and the services performed:

Edward W. Savarese:

        Effective 9-1-02 Chief Executive Officer—prior consultant with executive duties

J. Sigismonti:

        Effective 9-1-02 President—prior consultant with executive duties

A. Miller:

        Effective 9-1-02 Vice President Engineering—prior consultant with engineering duties

G. Berg:

        Effective 9-1-02 Chief Financial Officer—prior consultant with accounting duties

E. Currie:

        Director of the Company-Consulting in regard to engineering, sales and marketing

D. Savarese:

        Effective 9-1-02 sales department—prior consultant in area of sales and marketing

M. Hartman:

        Effective 9-1-02 sales department—prior consultant in area of sales and marketing

Z. Toth:

        Effective 9-1-02 engineering department—prior consultant in area of engineering and testing

P. Hemingway:

        Effective 9-1-02 admin department—prior consultant in area of admin, marketing and human resources

Boros & Farrington:

        Accounting consulting services

P. Moskal:

        Engineering consulting services

M. Osman:

        Legal consulting services including human resources

M. Mazzeo:

        Marketing consulting services for strategic relationships and software integration

W. Y. Kim:

        Strategic relationships in Asia for manufacturing and software and hardware development

Peter Freed:

        Consultant to assist with distribution in central Europe along with marketing localization strategy and engineering

Alex Masek:

        Consultant in enterprise systems and networks—provide contacts for new security products

Reports to Security Holder

        CGC is a fully reporting company. Our annual Form 10-KSB filed with the SEC serves as our annual report to our shareholders. CGC reports its quarterly and annual financial results to the Securities and Exchange Commission ("SEC"). The last report filed by the Company was for the period ended March 31, 2003.

        Accordingly, the public may read and copy any materials filed by CGC with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov). CGC's Internet address is www.com-guard.com.

Item 17. Management's Discussion and Analysis or Plan of Operations

        The following discussion regarding CGC and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variation thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

Overview

        CGC has limited operating history and is no longer in the development stage. It's principal business is the exploitation of niche products for the microcomputer industry that provide enhanced system security for both individual users and network administrators. CGC's initial product, Com-Guard, includes unique software and hardware that enables users to protect and limit access to data; and to provide a security system against tampering and unauthorized use of computers.

        The Com-Guard system monitors a computer or network and detects, through proprietary software and hardware, unauthorized attempts to use, tamper with, or remove data or equipment. The system is designed to generate an alarm, which can be sent to any receiving device, including pagers, telephones, and other computers.

        The market for Com-Guard consists of individual users and industry. The popularity of the Internet has created a need for both data security and access limitations. Limiting access to sensitive and/or confidential files has grown to be a need for all users of microcomputers.

        Home automation, including systems to provide "internal" security to certain areas of a home or office, represents an additional market for Com-Guard. The system, installed in a PC, has the ability to function as an internal home security system, controlling a series of sensors to protect against theft and intrusion.

        CGC has commenced the initial marketing of its products. However, quarter-to-quarter financial comparisons may be of limited usefulness now and for the next several quarters as CGC continues to market its products.

        We have started efforts to market and sell our products through our website: www.com-guard.com and a number of other commercial websites. In addition, we are working on other avenues of distribution and sales for our products. Funds recently raised through a Private Placement offering have been utilized for product development, marketing and general working capital. We currently anticipate that we have sufficient cash flow for approximately the next four months. We will need to improve its working capital position. We will need to increase revenue or raise additional funds to fully develop our business. There can be no assurance, however, that we will be able to complete any additional debt or equity financing on favorable terms or at all, or that any such financings, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on CGC.

        We currently have adequate cash to last through July 31, 2003 without any additional funding or increased sales of its products.

Results of Operations for Three Month and Nine Month Periods Ended March 31, 2003 Compared to March 31, 2002

        As of March 31, 2003, planned principal operations of CGC have commenced and therefore we are no longer in the development stage.

Net Revenues

        Revenues were $62,630 and $0 for the three-month period ended March 31, 2003 and 2002, respectively. Revenues were $63,451 and $9,712 for the nine-month period ended March 31, 2003 and 2002, respectively. There has been no revenue generated through sales to related parties.

Costs of Goods Sold

        Cost of goods sold were $58,645 and -0- for the three and nine-month periods ended March 31, 2003 and 2002, respectively. The increase in costs of goods sold was primarily due to third party software purchased by CGC to be used to bundle with a trial version of its software products.

Research and Development Expenses

        For the three-month period ended March 31, 2003 and 2002, research and development expenses were $34,945 and $33,950, respectively. For the nine-month period ended March 31, 2003 and 2002, research and development expenses were $87,962 and $106,100, respectively. These expenses were due to expenditures to develop CGC's core technology.

Sales and Marketing

        Sales and marketing for the three-month period ended March 31, 2003 and 2002 were $52,139 and $—0- and for the nine-month period ended March 31, 2003 and 2002 were $125,071 and $—0-, respectively. The increase in sales and marketing was due to increased effort by CGC to market its products.

Provision to Write Down Inventories

        During the nine-months ended March 31, 2003, CGC wrote-down inventories by $75,000 based on management's planned marketing and distribution strategies and the expected pricing of the related products.

Consulting Fees

        Consulting fees for the three-month period ended March 31, 2003 and 2002 were $107,500 and $202,820, respectively, a decrease of $95,320.

        Consulting fees for the nine-month period ended March 31, 2003 and 2002 were $290,100 and $624,796, respectively, a decrease of $334,696. This decrease was due to commencing salaries for key employees during the fiscal year.

Salaries

        Salaries for the three-month period ended March 31, 2003 and 2002 were $248,864 and $0, respectively. Salaries for the nine-month period ended March 31, 2003 and 2002 were 473,653 and $0, respectively. The increase was due to CGC commencing salary for key personnel during the fiscal year.

General and Administrative Expenses

        General and administrative expenses were $167,811 and $92,354 for the three-month period ended March 31, 2003 and 2002, respectively, an increase of $75,457 or 82%. For the nine-month period ended March 31, 2003, general and administrative expenses were $377,961 compared to $307,953 for the nine months ended March 31, 2002, an increase of $70,008 or 23%. The increase was due to several factors related to building the business. More specifically, general and administrative expenses included related costs for general corporate functions, including, facilities, legal, advertising, marketing related expenses, and other fees.

Liquidity and Capital Resources

        We have financed our operations primarily through cash generated from the sale of its stock and loans to us. We are no longer classified as a development stage company and have commenced the initial marketing of our products.

        As of March 31, 2003, we have reduced debt in the approximate amount of $362,000 998,000 compared to June 30, 2002 through the issuance of common stock and was were able to reduce consulting payables in the amount of $1,627,000.

        As of March 31, 2003, we have a working capital deficiency of $175,227 as compared to a working capital deficiency of $2,952,095 at June 30, 2002. The $2,776,868 increase in working capital is due primarily to a private placement offering (See Note 4) and the reduction of debt.

        During the year ended June 30, 2000, we have acquired certain hardware ISA circuit boards from a current shareholder for approximately $638,000. This shareholder currently owns 600,000 shares of our stock. This inventory has since been written down to $60,000 based on its current value. During the year ended June 30, 2001, the Company acquired a new series of PCI circuit boards from another shareholder for $600,000. As of March 31, 2003, this inventory has been reduced to $165,000. This shareholder currently owns 857,142 shares of our common stock. During the previous two years we have been developing, refining and testing our its software for these products. We have recently completed a new version of its our software for these products and are pursuing sales opportunities.

        In addition to the software developed for the hardware circuit boards, we also have software applications that can be sold as separate products. Since hardware related products have a higher cost to manufacture than stand-alone software products, we are currently placing a strong emphasis on our standard software products to generate revenue. We are developing strategies in certain key target areas to market our hardware/software products.

        Our auditors have expressed their uncertainty as to our ability to continue as a going concern. They cite the minimal capital resources available to meet existing and anticipated obligations. In order to address this uncertainty, we have taken steps to raise additional funds to finance our operations.

Results of Operations for Year Ended June 30, 2002 Compared to Year Ended June 30,2001

Net Revenues

        Revenues were $10,028 and $0 for the year ended June 30, 2002 and 2001, respectively. Sales for the year ended June 30, 2002 were from product sales.

Consulting Fees

        For the year ended June 30, 2002, consulting fees were $979,895 and $721,563 for the year ended June 30, 2001 an increase of $258,332 or 35.80%. This increase was due to additional consultants used during the year.

Provision to Write Down Inventories

        During the year ended June 30, 2002, we wrote-down inventories based on management's planned marketing, distribution, and pricing strategies of the related products.

Other General and Administrative Expenses

        Other general and administrative expenses for the year ended June 30, 2002 were $194,056. Other general and administrative expenses for the year ended June 30, 2001 were $197,242 a decrease of $3,186 or 1.6%. Overall expenses for general corporate functions remained accentually the same as the prior year.

Research and Development Expenses

        For the year ended June 30, 2002, research and development expenses were $139,700. For the year ended June 30, 2001, research and development expenses were $140,200, a decrease of $500. Overall costs during the year remained the same as the prior year.

Professional Fees

        Professional fees for the year ended June 30, 2002 were $141,432 and $72,017 for the year ended June 30, 2001 an increase of $69,415 or 96.39%. This increase was due mainly to additional legal and accounting fees during the year.

Liquidity and Capital Resources

        As of June 30, 2002, we were in the development stage and had financed our operations primarily through cash generated from the sale of our stock.

        As of June 30, 2002, we had a working capital deficit of $2,952,095 as compared to a working capital deficit of $1,080,987 at June 30, 2001. The increase of $1,871,108 in the working capital deficit is due primarily to increased accrued consulting fees and the write down of its inventory. We have accumulated operating losses totaling $5,388,552 since inception.

        Our auditors have expressed their uncertainty as to our ability to continue as a going concern. They cite the minimal capital resources available to meet existing and anticipated obligations. In order to address this uncertainty, we have taken steps to raise additional funds to finance its operations.

        During July 2002, we commenced a private placement offering for the sale of a maximum of 6,000,000 shares of common stock and 3,000,000 warrants in order to raise working capital. The Company sold 5,150,003 common shares and 2,325,003 warrants for net proceeds of $1,400,700, which includes $83,000 from a note payable recorded in the prior year which was converted under the private placement offering. to date through December 2002.

        At June 30, 2002 we had no material commitments for capital expenditures

Item 18. Description of Property

        CGC occupies approximately 1,800 square feet of space in a facility located at 2075 Corte del Nogal, Suite R, Carlsbad, CA 92009, at a monthly rental rate of $1,466. The lease expires on September 30, 2005. Monthly rental on this facility is subject to annual rent adjustments based on the Consumer Price Index (CPI). CGC owns no real property.

Item 19. Certain Relationships and Related Transactions

        During the past two years, we have not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of our capital stock.

Item 20: Market for Common Equity and Related Stock Matters

Market Information

        Our common stock was listed on December 24, 2002 on the NASD OTC Bulletin Board under the trading symbol "GCUD." There has been only limited trading activity in our securities at this time and there can be no assurance that a regular trading market for our common stock will ever be developed.

        That with respect to the amount of common stock and other than the outstanding warrants issued to the selling shareholders and the outstanding options listed below in Item 21. Executive Compensation, there are no outstanding options or warrants to purchase, or securities convertible into common stock of CGC.

Holders

        As of April 1, 2003, we had a total of 155 shareholders of our common stock.

Dividends

        We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

No Preferred Stock

        Only common stock is being registered herein. No preferred stock is being registered.

No Debt Securities

        Still further, no debt securities are being offered or registered herein.

Item 21. Executive Compensation

        CGC employs its officers on an "at will" basis at the pleasure of the Board of Directors.

        The compensation disclosed herein represents all compensation awarded to, earned by or paid to CGC's named executive officers.

Summary Compensation Table

		Annual Compensation Awards				Long-Term Compensation Payouts
Name and Principal Position (a)	Year(1) (b)	Salary (c)	Bonus (d)	Other Annual Compen- sation ($) (e)	Restricted Stock Award(s) ($) (f)	Securities Underlying Options/SARs (#) (g)	LTIP Payouts ($) (h)	All Other(2) Compen- sation ($) (i)
Edward W. Savarese Chief Executive Officer	2000 2001 2002	110,000 120,000 180,000	145,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Joseph Sigismonti President	2000 2001 2002	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- 75,000 75,000
Gerry B. Berg Vice-President	2000 2001 2002	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- 56,000 49,000
Allan F. Miller Vice-President	2000 2001 2002	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	56,000 94,000 108,000

(1)
Fiscal Year Ended June 30th.

(2)
Accrued consulting fees

No officer or director has been granted a stock purchase option at this time.

Item 22:    Financial Statements

Index to Financial Statements

Balance Sheets March 31, 2003 (Unaudited) and June 30, 2002 (Audited)	Page 31
Statements of Operations Three months ended March 31, 2003 and 2002 (Unaudited)	Page 32
Statements of Operations Six Nine months ended March 31, 2003 and 2002 (Unaudited)	Page 33
Statements of Cash Flows Nine months ended March 31, 2003 and 2002 (Unaudited)	Page 34
Notes to Financial Statements	Page 36
Independent Auditors' Report	Page 40
Balance Sheet Year Ended June 30, 2002 (Audited)	Page 41
Statements of Operations Year Ended June 30, 2001 (Audited) and Year Ended June 30, 2002 (Audited)	Page 42
Statements of Changes in Stockholders' Deficiency	Page 43
Statements of Cash Flows Year Ended June 30, 2001 (Audited) and Year Ended June 30, 2002 (Audited)	Page 44
Notes to Financial Statements As of June 30, 2002	Page 45

COM-GUARD.COM, INC.

CONDENSED BALANCE SHEETS

	3/31/03	6/30/02
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$377,120	$82,281
Inventories, net	236,286	300,000
Related party receivables	16,555	8,528
Other	4,203	—

Total current assets	634,164	390,809

Property and equipment, net	—	11,786
Other Assets
Intangible asset	—	5,000

Total assets	$634,164	$407,595

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Loan payable—bank	$21,182	$22,036
Accounts payable and accrued expenses	219,470	856,551
Accrued consulting	528,739	2,155,850
Notes payable	12,500	127,500
Notes payable—stockholders	27,500	180,967

Total current liabilities	809,391	3,342,904

Long term liabilities
Notes payable	—	92,443

Total long term liabilities	—	92,443

Total Liabilities	809,391	3,435,347

Commitments and Contingencies
Stockholders' deficiency
Common stock, $0.001 par value, 100,000,000 shares authorized; 17,256,434 and 10,322,000 shares issued and outstanding at March 31, 2003 and June 30, 2002, respectively	17,256	10,322
Common stock to be issued, $.001 par value, 634,000 and 35,000 shares at March 31, 2003 and June 30, 2002, respectively	634	35
Additional paid-in capital	6,620,976	2,350,443
Accumulated deficit	(6,814,093)	(5,388,552)

Total stockholders' deficiency	(175,227)	(3,027,752)

Total liabilities and stockholders' deficiency	$634,164	$407,595

See accompanying notes to condensed financial statements.

COM-GUARD.COM, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three-Months Ended March 31,
	2003	2002
Revenues	$62,630	$—
Cost of goods sold	58,645	—

Gross Margin	3,985	—

Costs and expenses
Research and development	34,945	33,950
Sales and marketing	52,139	—
Provision to write down inventory	—	112,500
Consulting fees	107,500	202,820
Salaries	248,864	—
General and administrative	167,811	92,354

Total operating expenses	611,259	441,424

Loss from operations	(607,274)	(411,424)

Total other expense	(97)	—
Net loss	$(607,177)	$(441,424)

Net loss per share available to common stockholders
Basic and Diluted	$(.03)	$(0.04)

Weighted average common shares	16,977,618	10,322,000

See accompanying notes to condensed financial statements.

COM-GUARD.COM, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended March 31,
	2003	2002
Revenues	$63,451	$9,712
Cost of goods sold	58,645	—

Gross Margin	4,806	9,712

Costs and expenses
Research and development	87,962	106,100
Sales and marketing	125,071	—
Provision to write down inventory	75,000	384,542
Consulting fees	290,100	624,796
Salaries	473,653	—
General and administrative	377,961	307,953

Total	1,429,747	1,423,391

Loss from operations	$(1,424,941)	$(1,413,679)

Total other expense	(600)	(1,192)

Net loss	$(1,425,541)	$(1,414,871

Net loss per share available to common stockholders
Basic and Diluted	$(.11)	$(0.14)

Weighted average common shares	13,490,222	10,322,000

See accompanying notes to condensed financial statements.

COM-GUARD.COM, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended March 31,
	2003	2002
Cash flows from operating activities
Net loss	$(1,425,541)	$(1,414,871)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	11,786	119,077
Provision to write down inventory	75,000	384,542
Impairment of intangible asset	—	—
Impairment of deferred offering costs	5,000	—
Stock issued for services	37,539	—
Stock issued for research and development	—	—
Services provided as contributed capital	—	—
Beneficial conversion feature on note	—	—
Changes in operating assets and liabilities	—	—
(Increase) Decrease in:
Related party receivables and other current assets	(12,230)	—
Inventories	(11,286)	—
Increase (Decrease) in:
Accrued interest	—	—
Other	—	(2,751)
Accounts payable and accrued expenses	117,625	710,463
Accrued consulting	184,100	—

Net cash used in operating activities	(1,018,007)	(203,540)

Cash flows from investing activities
Capital expenditures	—	—

Net cash flows used in investing activities	—	—

Cash flows from financing activities
Payments on loan payable—bank	(854)	—
Repayment of notes payable	(37,000)	(1,364)
Payments on of notes payable	—	222,038
Proceeds from issuance of stock	1,317,700	—
Proceeds from notes payable—shareholders	33,000	—
Proceeds from stock to be issued	—	—
Stockholder loans and advances	—	—

Net cash provided by financing activities	1,312,846	220,674

Net increase (decrease) in cash and cash equivalents	294,839	17,134
Cash and cash equivalents, beginning of period	82,281	1,990

Cash and cash equivalents, end of period	$377,120	$19,124

Supplemental disclosure of cash flow information
Interest paid	—	—
Taxes paid	—	—

Supplemental disclosure of non-cash investing and financing activities:

        During the nine months ended March 31, 2003 the Company settled $985,500 of accounts payable and accrued expenses with seven stockholders by issuing 1,407,716 shares of common stock @ $.70 per share and also settled $157,011 of accounts payable and accrued expensed with nine shareholders by issuing 448,603 @$.35 per share. Stock values based on agreement between the Company and shareholder.

        During the nine months ended March 31, 2003 the Company was forgiven $1,400,000 of accrued consulting expenses.

        During the nine months ended March 31, 2003 the Company settled $100,000 of notes payable and $8,600 of accrued interest by issuing 335,000 shares of common stock at approximately $.30 a share based on agreement between Company and stockholder.

        During the nine months ended March 31, 2003 $15,000 of notes payable was reclassified as notes payable—stockholder since the noteholder became a stockholder during the period.

        During the nine months ended March 31, 2003 the Company settled $223,910 of notes payable—stockholders and $29,700 of accrued interest by issuing 350,000 shares of common stock at approximately $.70 per share and settled $33,000 of notes payable—stockholders by issuing 94,285 shares of common stock at approximately $.35 per share. Stock values based on agreement between the Company and shareholder.

See accompanying notes to condensed financial statements.

COM-GUARD.COM, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2003

(unaudited)

NOTE 1. BASIS OF PRESENTATION

        The accompanying unaudited condensed financial statements of Com-Guard.com, Inc. (the "Company") have been prepared pursuant to the rules of the Securities and Exchange Commission (the "SEC") for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. These condensed financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Form 10-KSB for the year ended June 30, 2002 as filed with the SEC on September 27, 2002. Interim operating results are not necessarily indicative of operating results for any future interim period or for the full year.

        The Company was formed and incorporated in the state of Nevada on October 7, 1998 as e-WORLD SECURITY, INC. On April 16, 1999 the Company changed its name to COM-GUARD.COM, INC. Planned principal operations of the Company have commenced as of March 31, 2003 and therefore the Company is no longer in the development stage. The Company sells products that afford security protection to computer hardware and software in microcomputers.

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 144 (SFAS No. 144), "Accounting for the Impairment of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 retains many of the provisions of SFAS 121, but addresses certain implementation issues associated with that Statement. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001.

        In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS No. 4,44, and 64, Amendments of SFAS No. 13, and Technical Corrections. SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and loses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sales leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS No. 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which and exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and disclosure-and amendment of SFAS No. 123". SFAS No.148 amends SFAS No. 123, Accounting for Stack Based Compensation" and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

        The Company does not believe that adoption of theses pronouncements will have a material effect on the Company's financial position or result of operations.

NOTE 2: INVENTORIES, NET

        Inventories consist of work in process stated at the lower of cost (first-in, first-out) or market. During the nine-months ended March 31, 2003, the company determined that the fair market value of the inventory was less than the carrying amount and recorded a $75,000 valuation reserve based on management's planned marketing and distribution strategies and the expected pricing of the related products.

        The valuation reserve requires the Company to make significant estimates and changes in facts and circumstances that could result in material changes in the valuation reserve.

NOTE 3: NOTES AND LOAN PAYABLE

        As of March 31, 2003 and June 30, 2002, notes and loan payable consisted of the following:

	March 31	June 30
Loan payable — bank	$21,182	$22,036
Notes payable	12,500	127,500
Notes payable — stockholders	27,500	180,967
Long term notes payable — stockholders	—	92,443

Total	$61,182	$422,946

LOAN PAYABLE—BANK

        The loan payable—bank represents a $21,182 cash advance taken by the Company from its bank credit card as of March 31, 2003. The loan bears interest at 11.75% per annum. Accrued interest at March 31, 2003 on this loan has been recorded in accrued expenses.

NOTES PAYABLE

        During March and April of 2002, the Company received $27,500 evidenced by two notes payable at an interest rate of 7.5% and all principal and interest is due one year from the date of the notes. During the nine months ended March 31,2003, $15,000 was reclassified to Notes Payable-Stockholders. As of March 31, 2003, $12,500 remained due. Accrued interest at March 31,2003 on these loans has been recorded in accrued expenses.

        On June 21, 2002, the Company received $100,000 evidenced by a three-month convertible note due September 21, 2002 and bearing interest at 10% per annum. The note was convertible into the Company's common stock at a conversion price of $.29787 per share. The Company has expensed as financing costs any excess of the fair market value of the common stock at the note issuance date over the conversion price, which amounted to $17,500. This note and related interest was paid during the nine months ended March 31, 2003.

NOTES PAYABLE—STOCKHOLDERS

        During 2002, the Company received $273,410 from three stockholders in the form of six notes payable with varying due dates and interest rates ranging from 7.0% to 10.0%. Two of the three stockholders are related parties to the majority stockholder. As of March 31, 2003, $27,500 remained due while $278,016 was converted into common stock at $.70 during the nine months ended March 31, 2003. Accrued interest on the remaining balance of $27,500 at March 31,2003 has been recorded in accrued expenses.

NOTE 4: PRIVATE PLACEMENT

        During the nine months ended March 31, 2003, the Company commenced a private placement share offering wherein it offered to accredited investors units for a minimum amount of 3,000,000 shares and 1,500,000 warrants and a maximum amount of 6,000,000 shares of common stock and 3,000,000 warrants. Each unit consists of 300,000 shares of common stock at $.35 and 150,000 five-year warrants convertible at $.70, although the Company may accept, at their discretion, subscriptions for lesser amounts. During the period ending March 31, 2003 the Company closed this offering, of which the Company sold 4,650,003 shares and 2,325,000 warrants for net proceeds of $1,317,700. As of March 31, 2003 no warrants have been exercised. The fair market value of the warrants, aggregating $721,809 was estimated on the grant date using the Black-Scholes option pricing model as required by SFAS No. 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 355%, risk-free interest rate 3.75%, expected option life 5 years. The Company issued 500,000 shares of common stock, valued at $175,000, in payment of offering costs incurred. The value assigned to this stock was based on the private placement offering of $.35 per share. The value of the common stock has been charged to equity as direct costs to the offering.

NOTE 5: GOING CONCERN

        As reflected in the accompanying condensed financial statements, the Company has a working capital deficiency of $175,227, a stockholders' deficiency of $175,227, a negative cash flow from operations of $1,018,007 and a loss during the nine months ended March 31, 2003 of $1,425,541. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Independent Auditors' Report

To the Board of Directors of:
Com-Guard.com, Inc.
(A development stage company)

        We have audited the accompanying balance sheet of Com-Guard.com, Inc. (a development stage company) as of June 30, 2002 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended June 30, 2002 and 2001 and for the period from October 7, 1998 (Inception) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Com-Guard.com, Inc. (a development stage company) as of June 30, 2002 and the results of its operations and its cash flows for the years ended June 30, 2002 and 2001 and for the period from October 7, 1998 (Inception) to June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered a loss from operations of $2,102,755, has a working capital deficiency of $2,952,095, an accumulated deficit of $5,388,552 and has negative cash flows from operating activities of $283,363. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Los Angeles, California
September 3, 2002

COM-GUARD.COM, INC.
(A Development Stage Company)

BALANCE SHEET

June 30, 2002
ASSETS
Current assets
Cash	$82,281
Inventory	300,000
Related party receivable	8,528

Total current assets	390,809
Property and equipment, net	11,786
Other Assets
Deferred offering costs	5,000

Total assets	$407,595

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Loan payable—bank	$22,036
Accounts payable and accrued liabilities	856,551
Accrued consulting	2,155,850
Notes payable	127,500
Notes payable—stockholders	180,967

Total current liabilities	3,342,904

Long term liabilities
Notes payable—stockholders	92,443

Total long term liabilities	92,443

Total liabilities	3,435,347

Commitments and Contingencies
Stockholders' Deficiency
Common stock, $.001 par value, 100,000,000 shares authorized;	10,322
10,322,000 shares issued and outstanding Common stock to be issued, $.001 par value, 35,000 shares	35
Additional paid-in capital	2,350,443
Deficit accumulated during development stage	(5,388,552)

Total stockholders' deficiency	3,027,752)

Total Liabilities and Stockholders' Deficiency	$407,595

See accompanying notes to financial statements

COM-GUARD.COM, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Year ended June 30, 2001	For the Year ended June 30, 2002	For the period from October 7, 1998 (Inception) to June 30, 2002
Sales	$—	$10,028	$10,028

Costs and expenses
Consulting fees	721,563	979,895	2,396,095
Inventory write down	319,084	464,330	938,169
Other general and administrative	197,242	194,056	607,918
Research and development	140,200	139,700	862,328
Impairment of intangible asset		150,000	150,000
Professional fees	72,017	141,432	367,145
Depreciation	12,784	11,996	34,959

Total operating expenses	1,462,890	2,081,409	5,356,614

Loss from operations	(1,462,890)	(2,071,381)	(5,346,586)

Other income (expense)
Interest expense	(6,557)	(31,048)	(47,946)
Interest Income	82	474	7,580

Total other income (expense)	(6,475)	(30,574)	(40,366)

Loss before provision for income taxes	(1,469,365)	(2,101,955)	(5,386,952)
Provision for income taxes	800	800	1,600

Net loss	(1,470,165)	(2,102,755)	(5,388,552)

Net loss per share—basic and diluted	(0.15)	(0.20)	(0.57)

Weighted average common shares during the period—basic and diluted	10,100,526	10,329,107	9,484,168

See accompanying notes to financial statements.

COM-GUARD.COM, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIENCY

	Common Stock		Common Stock To Be Issued
								Deficit Accumulated During Development Stage
					Additional Paid-in Capital	Stockholder Loans and Advances
	Shares	Amount	Shares	Amt					Total
Stock issued for cash	6,024,500	$6,025			$433,975	$		$—	$440,000
Stock issued for services	2,510,000	2,510			96,290		—	—	98,800
Stock issued for R & D	560,000	560			359,440		—	—	360,000
Contributed services	—	—			30,000		—	—	30,000
Stockholder loans/advances	—	—			—		(55,000)	—	(55,000)
Net loss	—	—			—		—	(592,687)	(592,687)

Balance, June 30, 1999	9,094,500	$9,095			$919,705		$(55,000)	$(592,687)	$281,113
Stock issued for cash	550,000	550			699,450		—	—	700,000
Stock issued for services	26,500	26			26,474		—	—	26,500
Stock issued for Conversion of notes	210,000	210			209,790		—	—	210,000
Contributed services	—	—			30,000		—	—	30,000
Stockholder loans/advances	—	—			—		(168,078)	—	(168,078)
Net loss	—	—			—		—	(1,222,945)	(1,222,945)

Balance, June 30, 2000	9,881,000	$9,881			$1,885,419		$(223,078)	$(1,815,632)	$(143,410)
Stock issued for cash	180,000	180			179,820		—	—	180,000
Stock issued for services	111,000	111			110,889		—	—	111,000
Stock issued for Intangible asset	150,000	150			149,850		—	—	150,000
Stockholder loans/advances repaid	—	—			—		223,078	—	223,078
Net loss	—	—			—		—	(1,470,165)	(1,470,165)

Balance, June 30, 2001	10,322,000	$10,322			2,325,978		$—	$(3,285,797)	$(949,497)
Stock to be issued—cash	—	—	35,000	$35	6,965		—	—	7,000
Beneficial conversion feature on note payable	—	—	—	—	17,500		—	—	17,500
Net loss	—	—	—	—	—		—	(2,102,755)	(2,102,755)

Balance, June 30, 2002	10,322,000	10,322	35,000	$35	2,350,443		$—	$(5,388,552)	$(3,027,752)

See accompanying notes to financial statements.

COM-GUARD.COM, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS

	For the Year ended June 30, 2001	For the year ended June 30, 2002	For the period from October 7, 1998 (Inception) to June 30, 2002
Cash flows from operating activities
Net loss	$(1,470,165)	$(2,102,755)	$(5,388,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,784	11,996	34,959
Stock issued for services	111,000	—	236,300
Stock issued for research and development	—	—	360,000
Contributed services	—	—	60,000
Provision for inventory write-down	319,084	464,330	938,169
Impairment of intangible asset		150,000	150,000
Beneficial conversion on note feature		17,500	17,500
Changes in operating assets and liabilities—(Increase) decrease in:
Inventories	(600,000)	—	(1,238,169)
Increase (Decrease) in:
Related party receivable	—	(8,528)	(8,528)
Deferred offering costs	—	(5,000)	(5,000)
Accounts payable and accrued expenses	543,916	156,552	859,559
Accrued Consulting	620,300	1,025,550	2,155,850
Accrued Interest	698	6,992	7,690

Net cash from operating activities	(462,383)	(283,363)	(1,820,222)

Cash flows from investing activities
Purchase of property and equipment	(9,713)	(2,420)	(46,745)

Net cash Used in Investing Activities	(9,713)	(2,420)	(46,745)

Cash flows from financing activities
Proceeds from issuance of common stock	180,000	—	1,320,000
Proceeds from commons stock to be issued		7,000	7,000
Proceeds (repayments) from loan payable — bank	24,000	(1,964)	22,036
Proceeds from issuance of notes payable	227,859	87,628	515,487
Note payable—stockholders	34,393	(273,410)	84,725

Net cash provided by financing activities	466,252	366,074	1,949,248

Net increase (decrease) in cash and cash equivalents	(5,844)	80,291	82,281
Cash and cash equivalents
Beginning of period	7,834	1,990	—

End of period	$1,990	$82,281	$82,281

        Supplemental disclosure of non-cash investing and financing activities:

        No interest or taxes were paid during the years June 30, 2002 and 2001

        During December 2000 the Company acquired $150,000 of software by issuing 150,000 shares of its common stock. Such software was subsequently impaired in 2002.

        As of June 30, 2002, notes payable and accrued interest to stockholders aggregating $188,685 were offset against stockholder loans/advances.

        On June 30, 2000, notes and accrued interest totaling $210,000 were converted into common stock at $1.00 per share. In conjunction with this conversion, warrants to purchase 200,000 shares at $1.00 per share were issued, and remain outstanding.

See accompanying notes to financial statements.

COM-GUARD.COM, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2002

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)    Organization

        Com-Guard.com, Inc. was formed and incorporated in the state of Nevada on October 7, 1998 as E-WORLD SECURITY, INC. On April 16, 1999 the Company changed its name to COM-GUARD.COM, INC. (the "Company"). Planned principal operations of the Company have not yet commenced. The Company is in the development stage and activities to date have been limited to forming the Company, assembling a management and consulting team, identifying markets, developing products, and obtaining initial capitalization. The Company intends to sell products that afford security protection to computer hardware and software in microcomputers. The Company's initial product, Com-Guard, includes unique software and hardware that enables users to protect and limit access to data; and to provide a security system against tampering and unauthorized use of computers.

(B)    Use of Estimates

        In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C)    Cash and Cash Equivalents

        For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D)    Inventory

        Inventory is stated at the lower of cost (first-in, first-out) or net realizable value, and consists of work-in-process.

(E)    Property and Equipment

        Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful lives of 3 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

(F)    Stock Options and Warrants

        In accordance with Statement of Financial Accounting Standards No. 123, ("SFAS 123") the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations. The Company accounts for stock options issued to non-employees under the fair value method of SFAS 123.

(G)    Revenue Recognition

        The Company recognizes revenue upon shipment of products. There was no cost of sales related to the sales for the year ended June 30, 2002 because all of the inventory sold had been previously written off in 2001.

(H)    Income Taxes

        The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company has made no current provision (benefit) for Federal income taxes because of financial statement and tax losses since its inception. A valuation allowance has been used to offset the recognition of any deferred tax assets arising from net operating loss carryforwards due to the uncertainty of future realization. The use of any tax loss carryforward benefits may also be limited as a result of changes in Company ownership.

(I)    Research and Development

        Research and development, which includes purchased research and development and internal costs incurred on the technology are expenses as incurred. Statement of Financial Accounting Standards No. 86 (SFAS-86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") does not materially effect the Company because the Company has elected to expense as research and development all such costs prior to establishing technological feasibility as required by SFAS-86. Management expects technological feasibility to be established upon completion of beta testing.

(J)    Fair Value of Financial Instruments

        Statement of Financial Accounting Standards No. 109, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

        The carrying amounts of the Company's financial instruments, including sundry receivable, accounts payable, accrued expenses, and notes and loan payable, approximate fair value due to the relatively short period to maturity for these instruments.

(K)    New Accounting Pronouncements

        The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2002.

        Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

        SFAS No. 142 is effective for fiscal years beginning after December 15, 2002 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2002, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

        Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

        In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

        The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

(L)    Business Segments

        The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

(M)    Loss Per Share

        Basic and diluted net loss per common share for the years ended June 30, 2002 and 2001 and for the period from October 7, 1998 (inception) to June 30, 2002 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". Common stock equivalents have not been included in the computation of diluted loss per share since the effect would be anti-dilutive. At June 30, 2002 there were 1,050,000 common stock options and 188,685 warrants issued and outstanding that could potentially dilute earnings per share in future periods.

NOTE 2    INVENTORIES

        Inventory at June 30, 2002 consisted of work in process in the amount of $300,000 (See Note 8(C)).

NOTE 3    PROPERTY AND EQUIPMENT

        Property and equipment at June 30, 2002 consisted of the following:

Equipment	$41,509
Furniture and fixtures	2,816
Computers	2,420
46,745

Less: Accumulated depreciation	34,959

Property and equipment—net	$11,786

        Depreciation expense for the years ended June 30, 2002 and 2001 was $11,996 and $12,784, respectively.

NOTE 4    INTANGIBLE ASSET

        On December 25, 2000, the Company acquired from Guardtec, Inc. (formerly Kyungki System Co., Ltd. (See Note 10(E)), a Korean corporation, the rights, title and interest to GTC Firewall, including copyrights, trademarks, patents, object codes, source codes, enhancements, and updates or other modifications and user manuals. The product's function was to prevent unauthorized entry into a network and to safeguard files by means of encryption. As consideration for acquisition of this technology, the Company issued 150,000 shares of its common stock with a fair value of $150,000. At June 30, 2002, this technology was considered to be impaired under SFAS No. 121 because management has deemed that such technology is not marketable at this time.

NOTE 5    LOAN PAYABLE—BANK

        The loan payable—bank represents a $22,036 cash advance taken by the Company from its bank credit card in June 2001. The loan bears interest at 11.75% per annum.

NOTE 6    NOTES PAYABLE

        During March and April of 2002, the Company received $27,500 evidenced by two notes payable at an interest rate of 7.5% and due one year from the date of the notes.

        On June 21, 2002, the Company received $100,000 evidenced by a three-month convertible note due September 21, 2002 and bearing interest at 10% per annum. The note is convertible into the Company's common stock at a conversion price of $.29787 per share. The Company has expensed as financing costs any excess of the fair market value of the common stock at the note issuance date over the conversion price which amounted to $17,500.

NOTE 7    NOTES PAYABLE—STOCKHOLDERS

        During 2002, the Company received $273,410 from three stockholders in the form of six notes payable with varying due dates. Two of the three stockholders are related parties to the majority stockholder (See Note 8 (E)).

NOTE 8    RELATED PARTY TRANSACTIONS

(A)    Consulting Services

        During the period ended June 30, 2002 and 2001, the Company incurred consulting fees for various corporate and administrative services performed by officers, directors, and stockholders.

(B)    Legal Counsel

        The Company's legal counsel is a stockholder of the Company.

(C)    Inventory

        During the years ended June 30, 2001 and 2000, the Company purchased work in process inventory in the amount of $600,000 and $638,169 from a vendor whose owner is a stockholder of the Company. As of June 30, 2002 and 2001, the Company has recorded a provision of $464,330 and $319,084, respectively to reduce the inventory to the lower of cost or market. At June 30, 2002, accounts payable includes the $600,000 due to the related party vendor which was due in June 2001 and is still outstanding at the date of this report.

(D)    Stockholder Loans and Advances

        From time to time, the Company loans or advances monies to officers and directors for travel, personal expenditures, and other matters. At June 30, 2002, the loans and advances totaled $8,528. These loans are non-interest bearing and have no specified terms of repayment.

(E)    Related Party Notes Payable

        During 2002, the Company received $260,910 from two related parties in the form of five notes payable with varying due dates. These notes bear interest ranging from 7.0% to 7.5% and three of the notes totaling $168,467 are due before June 30, 2003 and the other two notes totaling $92,443 are due in November 2003.

NOTE 9    COMMITMENTS AND CONTINGENCIES

(A)    Leases

        The Company leases corporate office space under an operating lease, expiring in August 2002. Management has negotiated a new lease agreement for new corporate office space. The new lease expires in August 2005.

        Future minimum lease payments for the new operating lease are as follows:

2003	$24,960
2004	26,196
2005	27,432

        Rent expense for the years ended June 30, 2002 and 2001 amounted to $22,374 and $20,814, respectively.

(B)    Consulting Agreements

        On July 1, 1999, the Company entered into two-year consulting agreements with seven individuals. On June 22, 2001 the agreements were renewed for one year and the number of consultants was increased to eleven. The terms of the agreements call for the individuals to provide the following services:

        Public relations, shareholder relations, and general management consulting.

        Market research and materials, vendor relations.

        Research and development, product planning and technical staff evaluations.

        Corporate planning and strategic alliances.

        Fundraising and strategic planning.

        General corporate governance.

        At June 30, 2002 and 2001, the Company had $1,119,595 and $1,133,800 respectively, of consulting expense under such agreements and the accrued liability at June 30, 2002 under such agreements aggregated $2,155,850.

NOTE 10    STOCKHOLDERS' DEFICIENCY

(A)    Stock Options and Warrants

        The Company issued 188,685 warrants during fiscal 2001 at an exercise price of $1 per share in conjunction with the satisfaction of convertible notes (See Note 6). The exercise price of the warrants was equal to the fair value of the common stock at the time of grant based on recent sales of the Company's common stock.

        During the year ended June 30, 2000 the Company granted 200,000 non-qualified stock options having an exercise price of $1 upon conversion of notes payable to certain note holders. All of the options vested immediately upon grant and their exercise price was equal to the fair value of the common stock at the time of grant based upon recent sales of the Company's common stock.

        The Company did not recognize any stock-based compensation during the years ended June 30, 2001 and 2000. There would be no material difference to compensation costs had the compensation costs been computed under SFAS 123.

        A summary of the options issued to certain advisors, consultants and directors as of June 30, 2001 is presented below:

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance, June 30, 2000	1,055,000	$.30
Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance, June 30, 2001	1,055,000.30

Granted	—	—
Exercised	—	—
Forfeited	(5,000)	1.00

Balance, June 30, 2002	1,050,000	$.30

Weighted average fair value of options granted during the period	—	$—

        The following table summarizes information about stock options outstanding at June 30, 2002:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range Of Exercise Price	Number Outstanding At June 30, 2002		Weighted Average Exercise Price	Number Exercisable At June 30, 2002	Weighted Average Exercise Price
.02 - $1.00	1,050,000	3 years	$.30	1,050,000	$.30

(B)    Conversion of Notes into common Stock

        During the year ended June 30, 2000, notes and interest aggregating $210,000 were converted into 210,000 common shares. These shares were valued at the fair market value on the conversion date and no gain or loss was realized on this transaction.

(C)    Issuance of Common Stock for Services

        During the years ended June 30, 2001, 2000 and 1999, 111,000, 26,500 and 2,510,000 common shares, respectively, were issued for services to various consultants and outside contractors. The shares were valued at $110,000, $26,500 and $98,800, respectively, the fair market value for financial reporting purposes based on concurrent cash offering prices at the date of issuance.

(D)    Issuance of Common Stock for Research and Development

        On January 14, 1999, the Company acquired from Guardtec, Inc. (formerly Kyungki System Co., Ltd. (See Note 8(E)), a Korean corporation, the right, title and interest to certain technology including copyrights, trademarks, patents, object codes, source codes, enhancements, and updates or other modifications and user manuals. As consideration for this acquisition of technology, the Company issued 560,000 shares of its common stock. The acquisition of technology is reflected in the accompanying financial statements as research and development because technological feasibility was not established and the technology has no alternative future use. On July 20, 1999, the U.S. Patent and Trademark Office issued a patent on the technology acquired for common stock. Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged in 2002 and 2001 were $139,700 and $140,200, respectively.

(E)    Issuance of Common Stock for Intangible Asset

        During the year ended June 30, 2001, the Company issued 150,000 common shares of stock to acquire GTC Firewall software technology. The shares were valued at $150,000, the fair market value for financial reporting purposes based on concurrent cash offering prices at the date of issuance. In 2002 the asset was considered impaired and $150,000 was written off (See Note 4).

(F)    Contributed Capital

        The majority stockholder (Chief Executive Officer) elected to forgo his salary through December 31, 1999. The value of the services, determined as equal to his total forgone salary of $60,000, has been treated as contributed capital in 1999 and 2000.

NOTE 11    INCOME TAXES

        Income tax expense (benefit) for the year ended June 30, 2002 for the company is summarized as follows:

	2002	2001
Current:
Federal	$—	$—
State	800	800
Deferred—Federal and State	—	—
Change in Valuation Allowance	—	—

Income tax expense (benefit)	$800	$800

        The Company's tax expense differs from the "expected" tax expense for the year ended June 30, 2002, as follows:

	2002	2001
U.S. Federal income tax provision (benefit)	$(698,853)	$(490,536)
Effect of research and development costs and amortization of organization cost	28,435	28,605
Effect of net operating loss carryback	—	—
Tax benefit	(670,418)	(461,931)
Valuation allowance	670,418	461,931

	$—	$—

        The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30, 2002 are as follows:

	2002	2001
Deferred tax assets:
Research and development costs	$282,485	$235,000
Start-up costs	31,124	57,174
Net operating loss carryforward	1,169,029	520,046

Total gross deferred tax assets	1,482,638	812,220
Less valuation allowance	(1,482,638)	(812,220)

Net deferred tax assets	$—	$—

        At June 30, 2002, the Company had net operating loss carryforwards of approximately $4,293,000 for U.S. Federal income tax purposes available to offset future taxable income expiring on various dates through 2021.

        The valuation allowance at July 1, 2002 and 2001 was $1,482,638 and $812,220, respectively. The net change in the valuation allowance during the year ended June 30, 2002 was an increase of approximately $670,418.

NOTE 12    GOING CONCERN

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $2,102,755 and negative cash flows from operating activities of $283,363, has an accumulated deficit of $5,388,552 and a working capital deficiency of $2,952,095 at June 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its working capital requirements, and the success of its future operations. Management's plans include the issuance of a private placement memorandum to raise additional funds through the sale of common stock (See Note 13). Management believes that the action presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

NOTE 13    SUBSEQUENT EVENTS

(A)    Private Placement Memorandum

        During July 2002, the Company commenced a private placement memorandum for the sale of a maximum of 6,000,000 shares of common stock and 3,000,000 warrants in order to raise working capital. As of the date of this report the offering was open. The Company sold 4,125,003 common shares and 2,062,501 warrants for net proceeds of $1,240,838 to date.

Item 23:    Change in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Where You Can Find Additional Information

        We are not presently required to file reports with the Securities and Exchange Commission. However, we do plan to provide annual reports and financial statements to our shareholders.

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold by the selling shareholders. This prospectus does not contain all the information contained in the registration statement. For further information about these shares and about our business, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

        Upon the effectiveness of this registration statement, we will become subject to the informational requirements of Section 15(d) of the Securities Act of 1934. As such we will be required to file with the SEC annual reports containing audited financial statements for our fiscal year and quarterly reports with unaudited financial statements. Notice of certain material events will also be required to be filed with the SEC.

        You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference from at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC website, which is located at www.sec.gov.

PART II
Information Not Required in Prospectus

Item 24.    Indemnification of Directors and Officers

        In so far as indemnification by CGC for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and By-Laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

        In the event that a claim for indemnification by such director, officer or controlling person of CGC in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, CGC will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25.    Other Expenses of Issuance and Distribution

        The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this Registration Statement. Selling security holders will pay no offering expenses.

Item			Expense
1.	SEC Registration Fee		$578.09
2.	Legal Expenses*		10,000.00
3.	Accounting Fees and Expenses*		5,000.00
4.	Miscellaneous*		2,500.00

		TOTAL	$18,078.09

Item 26.    Recent Sales of Unregistered Securities

        (a)    Recent Sales:    We had the following stock issuances within the last three years and as described below. All such shares were sold by the officers and directors of CGC and no underwriters were utilized.

1.
During fiscal year ended June 30, 2000, a total of 300,000 shares of common stock at $1.50 per share were issued for cash of $450,000 to one (1) shareholder who was an accredited investor.

2.
During fiscal year ended June 30, 2000, a total of 250,000 shares of common stock at $1.00 per share were issued for cash of $250,000; 5,000 shares on April 1, 1999, 25,000 shares on August 1, 1999, 50,000 shares on October 10, 1999, 50,000 shares on November 12, 1999, 15,000 shares on November 18, 1999, 5,000 shares on November 24, 1999, and 100,000 shares on April 14, 2000, a total of seven (7) shareholders were issued these shares and all of whom were accredited investors.

3.
During fiscal year ended June 30, 2000, a total of 26,500 shares of common stock at $1.00 per share were issued for cash of $26,500; 1,500 shares on September 1, 1999 for consulting services and 25,000 shares on July 5, 1999 for bookkeeping services to one (1) investor.

4.
On June 30, 2000, a total of 210,000 shares of common stock at $1.00 per share were issued for the conversion of Convertible Promissory Notes of $200,000 and related total interest of $10,000. These shares were issued to two (2) shareholders both of whom were accredited investors.

5.
During fiscal year ended June 30, 2001, a total of 180,000 shares of common stock at $1.00 per share were issued for cash of $180,000; 150,000 on December 20, 2000 to a single accredited investor and 30,000 on May 19, 2001 also to a single accredited investor.

6.
During fiscal year ended June 30, 2001, a total of 111,000 shares of common stock at $1.00 per share were issued for services of $111,000; 36,000 shares on October 1, 2000 for consulting services to three (3) unaccredited investors and 75,000 on January 30, 2001 for bookkeeping services to a single accredited investor.

7.
On December 19, 2000, a total of 150,000 shares of common stock at $1.00 per share were issued for an intangible asset of $150,000 to a single accredited investor.

8.
From July 31, 2002 through August 9, 2002, a total of 4,125,003 shares of common stock at $.35 per were issued pursuant to a Regulation D, Rule 506 Offering for cash of $1,426,250 to a total of fifteen (15) accredited investors. A total of 2,062,501 Warrants exercisable at $.70 per share were also issued as part of this offering.

9.
On August 9, 2002, a total of 500,000 shares of common stock were issued as a placement fee for the Regulation D, Rule 506 Offering to a total of seven (7) accredited investors.

10.
On March 4, 2003, a total of 94,286 shares of common stock were issued to two (2) accredited investor creditors of CGC at $.35 per share in consideration of the cancellation of a total of $33,000 debt.

11.
On March 4, 2003, a total of 857,142 shares of common stock were issued to a single accredited investor creditor of CGC at $.70 per share in consideration of the cancellation of a $600,000 debt that occurred in December 2002.

12.
On or about December 15, 2003, a single accredited investor converted its Convertible Promissory Note in the amount of $250,000 into 357,142 shares of common stock at a conversion rate of $.70 per share. The share certificate representing this converted shares was issued on March 4, 2003.

13.
On March 4, 2003, a total of 525,000 shares of common stock at $.35 per share were issued pursuant to a Regulation D, Rule 506 Offering for cash of $187,500 to a total of six (6) accredited shareholders. A total of 262,500 Warrants exercisable at $.70 per share were also issued as part of this offering. Payment for these shares was received in December 2002.

14.
On March 4, 2003, a total of 178,572 shares of common stock were issued to a single accredited investor creditor of CGC at $.70 per share in consideration of the cancellation of a $125,000 debt that occurred in December 2002.

15.
On March 4, 2003, a total of 357,145 shares of common stock were issued to four (4) consultants of CGC at $.70 per share in consideration of various consulting services provided to CGC of a total valuation of $250,000. Two (2) of the consultants were accredited investors and the other two (2) consultants were unaccredited investors.

16.
On April 2, 2003, a total of 533,716 shares of common stock were issued to a total of ten (10) consultants of CGC at $.35 per share in consideration of various consulting services provided to CGC of a total valuation of $186,801. Six (6) of these consultants wee accredited investors and the remaining four (4) consultants were unaccredited investors.

17.
On April 2, 2003, a total of 40,000 shares of common stock were issued to three (3) accredited investor consultants of CGC at $.20 per share in consideration of various consulting services provided to CGC of a total valuation of $8,000.

        (b)    Exemptions from Registration:    With respect to the shares issued as noted in Items 4(a)1 through 4(a)4, such issuances were made in reliance upon the private placement exemptions provided by Section 4(2) of the Securities Act of 1933 as amended (the "Act") and Nevada Revised Statutes Sections 78.211, 78.215, 78.3784, 78.3785 and 78.3791 (collectively the "Nevada Statutes") debt cancellations listed at Items 4(a)10, 4(a)11, 4(a)12 and 4(a)14, the placement fee listed at Item 4(a)9 and the consulting services listed at Item 4(a)15, 4(a)16 and 4(a)17, such issuances were made in reliance on the private placement exemptions provided by Section 4(2) of the Act and the Nevada Statutes.

        With respect to the issuance of the 5,150,003 common shares and 2,325,001 Warrants listed at Items 4(a)12 and 4(a)13, such issuances were made in reliance on the private placement exemption provided by Section 4(2) of the Act, SEC Regulation D, Rule 506 of the Act and the Nevada Statutes.

        (c)    Basis for Reliance Upon Exemption from Registration:    We have relied upon the private placement exemptions from registration provided by Section 4(2) of the Securities act of 1933 as amended (the "Act") and SEC Regulation D, Rule 506 of the Act. With respect to the Rule 506 exemption, this type of offering is available to reporting company issuers for sales without regard to the dollar amount of the offering. Only accredited investors were utilized in this offering and all of the shares issued satisfied the Rule 506 requirements.

        Those shares not issued pursuant to Rule 506 were issued pursuant to Section 4(2) of the Act which exempts from registration transactions by an issuer not involving a public offering. This offering exemption is available to any issuer but prohibits general solicitation or advertising. Prospective purchasers must have access to information about the issuer. We have utilized this Section 4(2) exemption by providing prospective purchasers with such sufficient information and required that all such purchasers be financially sophisticated; have a certain net worth and have the ability to bear the risk of loss of their respective investments.

        More specifically, each of the purchasers were sophisticated persons who had a prior business or personal relationship with the officers or directors of CGC. Still further, these persons had access to the same kind of information normally provided in a prospectus. CGC did not use any form of public solicitation or general advertising in connection with any of its offerings.

        In each instance, each of the share purchasers had access to sufficient information regarding CGC so as to make an informed investment decision. We made the determination that each purchaser was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Item 27.    Exhibits

        The following documents are enclosed herein pursuant to the requirements of Item 601 of Regulation S-B.

Exhibit No.	Description
3(i)1*	Certificate of Amendment of Articles of Incorporation of e-World Security, Inc. changing name to "Com-Guard.Com, Inc."
3(i)2*	Articles of Incorporation of e-World Security, Inc.
3(ii)*	By-Laws of e-World Security, Inc.
5*	Legal Opinion of Carmine J. Bua, III, Esq.
10.1*	Technology Purchase Agreement
10.2*	Consulting Agreement
23	Consent of Experts—Weinberg & Company, P.A., Certified Public Accountants
*
Previously filed

Item 28.    Undertakings

        The undersigned Registrant undertakes:

        1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Securities act of 1933; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; (c) Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (d) Include any additional or changed material information on the plan of distribution.

        2.    That, for determining liability under the Securities act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

        3.    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        4.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        5.    In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Carlsbad, State of California, on June 30, 2003.

COM-GUARD.COM, INC.
BY:	/s/ EDWARD W. SAVARESE
EDWARD W. SAVARESE Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, ths registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ EDWARD W. SAVARESE EDWARD W. SAVARESE	Chairman of the Board, and Chief Executive Officer	June 30, 2003
/s/ EDWARD H. CURRIE EDWARD H. CURRIE	Director	June 30, 2003
/s/ JOSEPH SIGISMONTI JOSEPH SIGISMONTI	President	June 30, 2003
/s/ GERRY B. BERG GERRY B. BERG	Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2003

CERTIFICATIONS

        I, Edward W. Savarese, certify that:

        1.     I have reviewed this Amendment of Registration Statement on Form SB-2, Amendment No. 3 (the "Amendment") of Com-Guard.com, Inc.

        2.     Based on my knowledge, the Amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment.

        3.     Based on my knowledge, the financial statements, and the financial information included in this Amendment, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Amendment.

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a)    Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Amendment is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Amendment (the "Evaluation Date"); and

          c)     Presented in this Amendment our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.     The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.     The registrant's other certifying officers and I have indicated in the Amendment whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

DATED: June 30, 2003	/s/ EDWARD W. SAVARESE
EDWARD W. SAVARESE Chief Executive Officer

        I, Gerry B. Berg, certify that:

        1.     I have reviewed this Amendment on Registration Statement on Form SB-2, Amendment No. 3 (the "Amendment") of Com-Guard.com, Inc.

        2.     Based on my knowledge, the Amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment.

        3.     Based on my knowledge, the financial statements, and the financial information included in this Amendment, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in the Amendment.

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a)    Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Amendment is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Amendment (the "Evaluation Date"); and

          c)     Presented in this Amendment our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.     The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.     The registrant's other certifying officers and I have indicated in the Amendment whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

DATED: June 30, 2003	/s/ GERRY B. BERG
GERRY B. BERG Chief Financial Officer

QuickLinks

PROSPECTUS 9,047,865 SHARES of COM-GUARD.COM, INC. COMMON STOCK
TABLE OF CONTENTS
  Item 3. Summary of Information and Risk Factors
Prospectus Summary
The Offering
  Item 4. Use of Proceeds
  Item 5. Determination of Offering Price
  Item 6. Dilution
  Item 7. Selling Security Holders
  Item 8. Plan of Distribution
  Item 9. Legal Matters
  Item 10. Directors, Executive Officers, Promoters and Control Persons
  Item 11. Security Ownership of Certain Beneficial Owners and Management
  Item 12. Description of Securities
  Item 13. Interest of Named Experts and Counsel
  Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities
  Item 15. Organization within Last Five Years
  Item 16. Description of Business
  Summary of CGC's Business and Products
  Item 17. Management's Discussion and Analysis or Plan of Operations
  Item 18. Description of Property
  Item 19. Certain Relationships and Related Transactions
  Item 20: Market for Common Equity and Related Stock Matters
  Item 21. Executive Compensation
Summary Compensation Table
  Item 22: Financial Statements
Index to Financial Statements
COM-GUARD.COM, INC. CONDENSED BALANCE SHEETS
COM-GUARD.COM, INC. CONDENSED STATEMENTS OF OPERATIONS (unaudited)
COM-GUARD.COM, INC. CONDENSED STATEMENTS OF OPERATIONS (unaudited)
COM-GUARD.COM, INC. CONDENSED STATEMENTS OF CASH FLOWS (unaudited)
COM-GUARD.COM, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS MARCH 31, 2003 (unaudited)
COM-GUARD.COM, INC. (A Development Stage Company) BALANCE SHEET
COM-GUARD.COM, INC. (A Development Stage Company) STATEMENTS OF OPERATIONS
COM-GUARD.COM, INC. (A Development Stage Company) STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIENCY
COM-GUARD.COM, INC. (A Development Stage Company) STATEMENT OF CASH FLOWS
COM-GUARD.COM, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS AS OF JUNE 30, 2002
  Item 23: Change in and Disagreements with Accountants on Accounting and Financial Disclosure
PART II Information Not Required in Prospectus
  Item 24. Indemnification of Directors and Officers
  Item 25. Other Expenses of Issuance and Distribution
  Item 26. Recent Sales of Unregistered Securities
  Item 27. Exhibits
  Item 28. Undertakings
Signatures
CERTIFICATIONS